Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or	John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Fourth Quarter and Full-Year 2011 Results

ATLANTA, GA, February 7, 2012 – Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported fourth quarter and full-year 2011 results.

Full-year 2011 financial highlights include:

•	Total net revenues of $1.8 billion.

•	Adjusted income from continuing operations on a diluted share basis of $1.68, excluding the $0.08 impact from debt refinancing charges incurred in the first quarter of 2011.

•	Adjusted EBITDA of $199 million.

As previously disclosed, the Company undertook a comprehensive review of its branch structure, support infrastructure and other significant spend areas in the third quarter of 2011 in response to the challenging Medicare reimbursement rate environment the Company is facing. As a result of this assessment, the Company closed 34 locations (25 home health and 9 hospice) and sold 9 home health locations in the fourth quarter of 2011. The financial results of the impacted locations were included in the Company’s results from continuing operations. Related to the cost savings and branch reduction initiatives, the Company recorded a pre-tax charge of $12.4 million in the fourth quarter of 2011 for severance, lease terminations and other items. Subsequent to year-end, the Company entered into agreements to sell 8 additional home health branches and 2 hospice branches as part of its branch assessment.

Fourth quarter 2011 financial highlights include:

•

Total net revenues of $449.2 million, a decrease of 2% compared to $456.8 million for the quarter ended December 31, 2010. Net revenues included home health episodic revenues of $217.1 million, a decline of 3% compared to $224.6 million in the 2010 fourth quarter. Hospice

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

revenues were $200.3 million in the fourth quarter of 2011, an increase of 3% compared to $195.2 million in the 2010 fourth quarter. Hospice represented 45% of total net revenues in the fourth quarter of 2011, compared to 43% in the 2010 fourth quarter.

•

Income from continuing operations attributable to Gentiva shareholders of $3.4 million, or $0.11 per diluted share, compared to $17.9 million, or $0.59 per diluted share, for the fourth quarter of 2010.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $11.3 million, compared with $20.9 million in the comparable 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.37 for the fourth quarter of 2011 compared to income of $0.69 for the fourth quarter of 2010.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) decreased 26% to $47.1 million in the fourth quarter of 2011 as compared to $63.9 million in the fourth quarter of 2010. Adjusted EBITDA as a percentage of net revenues was 10.5% in the fourth quarter of 2011 versus 14.0% in the prior-year period.

Adjusted income from continuing operations attributable to Gentiva shareholders and Adjusted EBITDA for the fourth quarter of 2011 exclude special items relating to i) pre-tax charges for cost savings initiatives of $12.4 million, or $0.24 per diluted share, ii) pre-tax charges for restructuring, legal settlements and acquisition and integration costs of $1.9 million, or $0.03 per diluted share, iii) incremental tax expense on goodwill, intangibles and other long-lived asset impairment of $0.6 million, or $0.02 per diluted share, iv) tax adjustment charge to gain on sale of CareCentrix included in the net earnings of CareCentrix of $1.2 million, or $0.04 per diluted share, v) pre-tax gain on sale of assets of $1.1 million, or $0.02 per diluted share, and vi) tax benefit on legal settlements of $1.7 million, or $0.05 per diluted share. The fourth quarter of 2010 included pre-tax charges for legal settlement, restructuring, and acquisition and integration costs of $5.3 million, or $0.10 per diluted share. See table that follows.

Full-year 2011 financial highlights include:

•

Total net revenues of $1.80 billion, an increase of 27% compared to $1.41 billion for the prior year period. Net revenues included home health episodic revenues of $876.9 million, a decline of 4%, compared to $909.1 million in the comparable 2010 period. Hospice revenues were $786.2 million, compared to $351.5 million in the prior year period.

•

Loss from continuing operations attributable to Gentiva shareholders of $458.8 million, or $15.13 per diluted share, as compared to income from continuing operations of $55.3 million, or $1.81 per diluted share, for the 2010 period.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $49.2 million, compared with $83.6 million in the 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $1.60 for 2011 as compared with $2.74 in the corresponding period of 2010. Excluding the approximately $3.8 million write-off of prepaid financing fees and the costs of terminating the Company’s interest rate swap contract associated with the Company’s debt refinancing in the first quarter of 2011, adjusted income from continuing operations attributable to Gentiva shareholders was $1.68 on a diluted per share basis.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 2% to $199.2 million as compared to $196.0 million in the 2010 period. Adjusted EBITDA as a percentage of net revenues was 11.1% versus 13.9% in the prior-year period.

Adjusted income from continuing operations attributable to Gentiva shareholders and Adjusted EBITDA for the full year 2011 exclude special items relating to i) pre-tax charges for cost savings initiatives of $13.2 million, or $0.26 per diluted share, ii) pre-tax charges for restructuring, legal settlements and acquisition and integration costs of $35.9 million, or $0.72 per diluted share, iii) pre-tax charges for goodwill, intangibles and other long-lived asset impairment of $643.3 million, or $18.06 per diluted share, iv) gain on sale of CareCentrix included in the net earnings of CareCentrix of $67.1 million, or $2.21 per diluted share, v) pre-tax gain on sale of assets of $1.1 million, or $0.02 per diluted share, and vi) dividend income of $8.6 million, or $0.18 per diluted share. The full year 2010 period included pre-tax legal settlement, restructuring, and acquisition and integration costs of $46.0 million, or $0.93 per diluted share. See table that follows.

For the fourth quarter of 2011, the Company reported net income attributable to Gentiva shareholders of $4.6 million, or $0.15 per diluted share, compared to net income of $15.8 million, or $0.52 per diluted share, in the fourth quarter of 2010. For the full-year 2011, net loss attributable to Gentiva shareholders was $450.5 million, or $14.85 per diluted share, versus net income of $52.2 million, or $1.71 per diluted share, for the full-year 2010. These results included special items discussed above as well as the results from discontinued operations.

Financial Covenants

Given the amount of potential fourth quarter charges related to the cost savings initiatives, on November 28, 2011, the Company entered into an amendment to its senior secured credit agreement to increase its fourth quarter financial covenant flexibility. The amendment modified the definition of Consolidated EBITDA in the fourth quarter of 2011 to provide for the add-back of the full costs associated with the Company’s cost realignment and operating losses associated with branches scheduled to be closed or sold during the fourth quarter of 2011. Additionally, the amendment permitted the Company to maintain its consolidated leverage ratio at or less than 4.75 to 1.00 through December 31, 2011. As of December 31, 2011, the Company’s consolidated leverage ratio was 4.41, below the 4.75 to 1.00 maximum permitted. On a net basis, excluding total cash and equivalents, the consolidated leverage ratio was 3.67 as of December 31, 2011.

Based on the impact of the Medicare reimbursement rate decreases and the reduction in its maximum allowed consolidated leverage ratio during 2012, the Company will likely be out of compliance with its financial covenant ratios in 2012. The Company is currently in discussions with its lead bank on an amendment to provide covenant flexibility to its credit agreement.

Cash Flow and Balance Sheet Highlights

At December 31, 2011, the Company reported cash and cash equivalents of $164.9 million and outstanding debt of $988.1 million. During the fourth quarter of 2011, the Company paid down $20 million on its term loans. Since closing the Odyssey transaction, the Company has repaid $116.9 million on its revolving credit facility and term loans. Total Company days sales outstanding, or DSO’s, was 57 days at December 31, 2011, compared to 50 days at September 30, 2011.

Cash flow was impacted in the fourth quarter by tax payments on asset sales completed in the third quarter of 2011 and cash severance and lease termination payments associated with the Company’s cost savings initiatives. For the fourth quarter of 2011, net cash provided by operating activities was a negative $9.2 million, compared to $51.0 million in the prior year period for 2010. Free cash flow was a negative $13.9 million for the fourth quarter of 2011, compared to $44.1 million in 2010. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2012 Outlook

On January 10, 2012, the Company provided 2012 net revenue and Adjusted EBITDA guidance to facilitate discussions with its bank group regarding an amendment to its credit agreement. For 2012, Gentiva expects full-year net revenues to be in the range of $1.70 billion to $1.76 billion and Adjusted EBITDA to be $170 million to $190 million. Adjusted EBITDA excludes charges related to cost savings initiatives, restructuring, acquisition, integration activities, the cost of legal settlements, goodwill, intangible asset and other long-lived asset impairment and dividend income.

The Company intends to provide its 2012 outlook for adjusted income from continuing operations attributable to Gentiva shareholders once it completes the amendment of its credit agreement.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its fourth quarter and full-year 2011 results during its conference call and live webcast to be held Tuesday February 7, 2012 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #46346894. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on February 7 and will remain available continuously through February 14. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 46346894. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)

Statements of Operations

	4th Quarter		Fiscal Year
	2011	2010	2011	2010
Net revenues	$449,209	$456,817	$1,798,778	$1,414,459
Cost of services sold	240,605	228,314	948,455	680,074

Gross profit	208,604	228,503	850,323	734,385
Selling, general and administrative expenses	(183,402)	(177,676)	(730,407)	(606,864)
Goodwill, intangibles and other long-lived asset impairment	—	—	(643,305)	—
Gain on sale of assets	1,061	—	1,061	103
Dividend income	—	—	8,590	—
Interest income	723	679	2,686	2,656
Interest expense and other	(20,991)	(24,729)	(91,296)	(41,686)

Income (loss) from continuing operations before income taxes and equity in net earnings of CareCentrix	5,995	26,777	(602,348)	88,594
Income tax (expense) benefit	(1,239)	(8,542)	75,768	(34,076)
Equity in net earnings of CareCentrix, including gain on sale	(1,201)	17	68,381	1,298

Income (loss) from continuing operations	3,555	18,252	(458,199)	55,816
Discontinued operations, net of tax	1,219	(2,040)	8,315	(3,135)

Net income (loss)	4,774	16,212	(449,884)	52,681
Less: Net income attributable to noncontrolling interests	(189)	(393)	(641)	(526)

Net income (loss) attributable to Gentiva shareholders	$4,585	$15,819	$(450,525)	$52,155

Earnings per Share
Basic earnings per share:
Income (loss) from continuing operations attributable to Gentiva shareholders	$0.11	$0.60	$(15.13)	$1.86
Discontinued operations, net of tax	0.04	(0.07)	0.28	(0.11)

Net income (loss) attributable to Gentiva shareholders	$0.15	$0.53	$(14.85)	$1.75

Weighted average shares outstanding	30,402	29,819	30,336	29,724

Diluted earnings per share:
Income (loss) from continuing operations attributable to Gentiva shareholders	$0.11	$0.59	$(15.13)	$1.81
Discontinued operations, net of tax	0.04	(0.07)	0.28	(0.10)

Net income (loss) attributable to Gentiva shareholders	$0.15	$0.52	$(14.85)	$1.71

Weighted average shares outstanding	30,541	30,525	30,336	30,468

Amounts attributable to Gentiva shareholders:
Income (loss) from continuing operations	$3,366	$17,859	$(458,840)	$55,290
Discontinued operations, net of tax	1,219	(2,040)	8,315	(3,135)

Net income (loss)	$4,585	$15,819	$(450,525)	$52,155

Condensed Balance Sheets

	Dec 31, 2011	Dec 31, 2010
ASSETS
Cash and cash equivalents	$164,912	$104,752
Accounts receivable, net (A)	290,589	259,588
Deferred tax assets	26,451	28,155
Prepaid expenses and other current assets	38,379	48,910

Total current assets	520,331	441,405

Note receivable from CareCentrix	25,000	25,000
Investment in CareCentrix	—	25,635
Fixed assets, net	46,246	85,707
Intangible assets, net	214,874	374,057
Goodwill	641,669	1,085,066
Other assets	82,208	83,258

Total assets	$1,530,328	$2,120,128

LIABILITIES AND EQUITY
Current portion of long-term debt	$14,903	$25,000
Accounts payable	12,613	15,562
Payroll and related taxes	42,027	44,163
Deferred revenue	34,114	36,387
Medicare liabilities	23,066	31,236
Obligations under insurance programs	54,976	61,899
Accrued nursing home costs	24,223	24,241
Other accrued expenses	89,270	78,153

Total current liabilities	295,192	316,641

Long-term debt	973,222	1,026,563
Deferred tax liabilities, net	32,498	111,199
Other liabilities	26,885	27,493
Total equity	202,531	638,232

Total liabilities and equity	$1,530,328	$2,120,128

Common shares outstanding	30,779	30,158

(A)	Accounts receivable, net included an allowance for doubtful accounts of $11.6 million and $7.7 million at December 31, 2011 and December 31, 2010, respectively.

(in 000’s)

Condensed Statements of Cash Flows

	Fiscal Year
	2011	2010
OPERATING ACTIVITIES:
Net (loss) income	$(449,884)	$52,681
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	30,140	22,576
Amortization and write-off of debt issuance costs	16,263	5,016
Provision for doubtful accounts	8,399	10,285
Equity-based compensation expense	7,548	6,279
Windfall tax benefits associated with equity-based compensation	(192)	(948)
Goodwill, intangibles and other long-lived asset impairment	643,305	—
(Gain) loss on sale of assets and businesses	(12,536)	2,031
Equity in net earnings of CareCentrix, including gain on sale, net of tax	(68,381)	(1,298)
Deferred income tax benefit	(86,012)	(1,220)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(39,400)	35,600
Prepaid expenses and other current assets	10,467	(16,000)
Current liabilities	(54,111)	25,552
Other, net	(465)	2,067

Net cash provided by operating activities	5,141	142,621

INVESTING ACTIVITIES:
Purchase of fixed assets	(19,231)	(16,184)
Proceeds from sale of assets and businesses	146,315	9,796
Acquisition of businesses, net of cash acquired	(320)	(834,919)

Net cash provided by (used in) investing activities	126,764	(841,307)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	7,901	8,618
Windfall tax benefits associated with equity-based compensation	192	948
Proceeds from issuance of debt	—	1,075,000
Borrowings under revolving credit facility	—	30,000
Repayment of borrowings under revolving credit facility	—	(30,000)
Repayment of long-term debt	(63,438)	(260,437)
Repayment of Odyssey long-term debt	—	(108,822)
Debt issuance costs	(15,460)	(58,577)
Repurchase of common stock	—	(4,985)
Repayment of capital lease obligations	(267)	(645)
Other	(673)	(72)

Net cash (used in) provided by financing activities	(71,745)	651,028

Net change in cash and cash equivalents	60,160	(47,658)
Cash and cash equivalents at beginning of period	104,752	152,410

Cash and cash equivalents at end of period	$164,912	$104,752

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$78,639	$24,052
Income taxes paid	$38,067	$47,446

A reconciliation of Free cash flow to Net cash provided by operating activities follows:

	Fiscal Year
	2011	2010
Net cash provided by operating activities	$5,141	$142,621
Less: Purchase of fixed assets	(19,231)	(16,184)

Free cash flow	$(14,090)	$126,437

(in 000’s)

Supplemental Information

	4th Quarter		Fiscal Year
	2011	2010	2011	2010

Segment Information (2)
Net revenues
Home Health	$248,944	$261,572	$1,012,566	$1,062,944
Hospice	200,265	195,245	786,212	351,515

Total net revenues	$449,209	$456,817	$1,798,778	$1,414,459

Operating contribution (5)
Home Health	$20,767	$49,481	$126,194	$205,469
Hospice	35,422	40,760	139,723	72,276

Total operating contribution	56,189	90,241	265,917	277,745

Corporate administrative expenses	(23,381)	(31,634)	(115,861)	(127,745)
Goodwill, intangibles and other long-lived asset impairment (7)	—	—	(643,305)	—
Dividend income (8)	—	—	8,590	—
Depreciation and amortization	(7,606)	(7,780)	(30,140)	(22,479)
Gain on sale of assets	1,061	—	1,061	103
Interest expense and other, net (6)	(20,268)	(24,050)	(88,610)	(39,030)

Income (loss) from continuing operations before income taxes and equity in net earnings of CareCentrix	$5,995	$26,777	$(602,348)	$88,594

Home Health operating contribution margin %	8.3%	18.9%	12.5%	19.3%
Hospice operating contribution margin %	17.7%	20.9%	17.8%	20.6%

	4th Quarter		Fiscal Year
	2011	2010	2011	2010

Net Revenues by Major Payer Source:
Medicare
Home Health	$197,574	$202,270	$799,240	$822,690
Hospice	186,047	181,030	729,032	326,166

Total Medicare	383,621	383,300	1,528,272	1,148,856
Medicaid and local government	19,943	22,084	83,103	73,973
Commercial insurance and other:
Paid at episodic rates	19,568	22,285	77,638	86,457
Other	26,077	29,148	109,765	105,173

Total commercial insurance and other	45,645	51,433	187,403	191,630

Total net revenues	$449,209	$456,817	$1,798,778	$1,414,459

A reconciliation of Adjusted EBITDA to Net income (loss) attributable to Gentiva shareholders follows:

	4th Quarter		Fiscal Year
	2011	2010	2011	2010

Adjusted EBITDA (3)	$47,090	$63,879	$199,194	$196,003
Goodwill, intangibles and other long-lived asset impairment (7)	—	—	(643,305)	—
Dividend income (8)	—	—	8,590	—
Gain on sale of assets, net	1,061	—	1,061	103
Cost saving initiatives	(12,386)	—	(13,210)	—
Restructuring, legal settlement and acquisition and integration costs (5)	(1,896)	(5,272)	(35,928)	(46,003)

EBITDA (5)	33,869	58,607	(483,598)	150,103
Depreciation and amortization	(7,606)	(7,780)	(30,140)	(22,479)
Interest expense and other, net (6)	(20,268)	(24,050)	(88,610)	(39,030)

Income (loss) from continuing operations before income taxes and equity in net earnings of CareCentrix	5,995	26,777	(602,348)	88,594
Income tax (expense) benefit (9)	(1,239)	(8,542)	75,768	(34,076)
Equity in net earnings of CareCentrix, including gain on sale, net of tax	(1,201)	17	68,381	1,298

Income (loss) from continuing operations	3,555	18,252	(458,199)	55,816
Discontinued operations, net of tax (4)	1,219	(2,040)	8,315	(3,135)

Net income (loss)	4,774	16,212	(449,884)	52,681
Less: Net income attributable to noncontrolling interests	(189)	(393)	(641)	(526)

Net income (loss) attributable to Gentiva shareholders	$4,585	$15,819	$(450,525)	$52,155

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income (loss) from continuing operations follows: (3)

	4th Quarter		Fiscal Year
	2011	2010	2011	2010

Adjusted income from continuing operations attributable to Gentiva shareholders	$11,259	$20,887	$49,212	$83,585
Goodwill, intangibles and other long-lived asset impairment, net of tax (7)	(635)	—	(547,753)	—
Gain on sale of assets, net	631	—	631	103
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	(1,201)	—	67,127	—
Dividend income (8)	—	—	5,435	—
Cost saving initiatives	(7,266)	—	(7,773)	—
Restructuring, legal settlement and acquisition and integration costs (5)	(1,112)	(3,028)	(21,906)	(28,398)
Fin-48 Reserve on OIG legal settlement	1,690	—	(3,813)	—

Income (loss) from continuing operations attributable to Gentiva shareholders	3,366	17,859	(458,840)	55,290
Add back: Net income attributable to noncontrolling interests	189	393	641	526

Income (loss) from continuing operations	$3,555	$18,252	$(458,199)	$55,816

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.37	$0.69	$1.60	$2.74
Goodwill, intangibles and other long-lived asset impairment, net of tax (7)	(0.02)	—	(18.06)	—
Gain on sale of assets, net	0.02	—	0.02	—
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	(0.04)	—	2.21	—
Dividend income (8)	—	—	0.18	—
Cost saving initiatives	(0.24)	—	(0.26)	—
Restructuring, legal settlement and acquisition and integration costs (5)	(0.03)	(0.10)	(0.72)	(0.93)
Fin-48 Reserve on OIG legal settlement	0.05	—	(0.12)	—
Impact of exclusion of dilutive shares due to the anti-dilutive effect of the shares	—	—	0.02	—

Income (loss) from continuing operations attributable to Gentiva shareholders per diluted share	0.11	0.59	(15.13)	1.81
Add back: Net income attributable to noncontrolling interests	0.01	0.01	0.02	0.02

Income (loss) from continuing operations per diluted share	$0.12	$0.60	$(15.11)	$1.83

Operating Metrics

	4th Quarter		Fiscal Year
	2011	2010	2011	2010
Home Health
Episodic admissions	48,900	47,300	199,600	195,200
Total episodes	71,200	69,300	287,600	280,900
Episodes per admission	1.46	1.47	1.44	1.44
Revenue per episode	$3,050	$3,240	$3,050	$3,240

Hospice
Admissions	13,000	13,300	55,100	21,700
Average daily census	14,100	14,400	14,000	8,100
Patient days (in thousands)	1,288	1,283	5,092	2,357
Revenue per patient day	$155	$152	$154	$150
Length of stay at discharge (in days)	94	88	89	88
Revenue by patient type
Routine	98%	98%	97%	98%
General Inpatient & Other	2%	2%	3%	2%

Notes:

1.	The comparability between reporting periods has been affected by the following items:

a.	Effective August 17, 2010, the Company completed the acquisition of 100 percent of the equity interest of Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, operating approximately 100 Medicare-certified providers serving terminally ill patients and their families in 30 states. In connection with the acquisition, the Company entered into a new $875 million Credit Agreement and issued $325 million of senior unsecured notes.

b.	The fourth quarter and fiscal year 2011 included 92 and 365 days of activity, respectively, as compared to 89 and 362 days for the fourth quarter and fiscal year 2010. This difference stems from the Company’s adopting a change to a calendar quarter reporting period in 2011 from its prior 13 week reporting periods in 2010.

2.	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to cost savings initiatives, restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of assets, net of taxes, and goodwill, intangibles and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding tax reserves relating to the OIG settlement, charges relating to cost savings initiatives, restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of assets, net of taxes, goodwill, intangibles and other long-lived asset impairment.

4.	During the fourth quarter of 2011, the Company sold 9 home health branches and other assets for cash proceeds of approximately $1.9 million.

On October 14, 2011, the Company completed the sale of its homemaker services business in Illinois (“IDOA”) pursuant to an asset purchase agreement. Total consideration of approximately $2.4 million consisted of (i) cash proceeds of approximately $2.0 million and (ii) an escrow of $0.4 million to generally satisfy certain post closing obligations.

On September 10, 2011, the Company completed the sale of its Rehab Without Walls® business pursuant to an asset purchase agreement. Total consideration of approximately $9.8 million consisted of (i) cash proceeds of approximately $9.2 million and (ii) an escrow of $0.6 million to generally satisfy certain post closing obligations.

On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement.

The financial results of Rehab Without Walls, IDOA and the Company’s HME and IV businesses are reported as discontinued operations in the accompanying 2011 and 2010 condensed consolidated financial statements. Net revenues, operating results and the gain on sale of business associated with these operating units for the fourth quarter and fiscal years 2011 and 2010 were as follows (dollars in thousands):

	4th Quarter		Fiscal Year
	2011	2010	2011	2010
Net revenues	$183	$8,149	$22,819	$36,526

Operating (loss) income before income taxes	$(256)	$613	$2,430	$(2,991)
Gain (loss) on sale of business	2,387	(2,200)	11,475	(2,134)
Income tax (expense) benefit	(912)	(453)	(5,590)	1,990

Discontinued operations, net of tax	$1,219	$(2,040)	$8,315	$(3,135)

5.	Operating contribution and EBITDA included charges relating to cost savings initiatives, restructuring, legal settlements and acquisition and integration activities of $14.3 million and $49.1 million for the fourth quarter and full year 2011, respectively, as compared to $5.3 million and $46.0 million for the corresponding periods of 2010.

For the fourth quarter and full year 2011, the Company recorded (i) charges for cost savings initiatives of $12.4 million and $13.2 million, respectively, (ii) restructuring costs of $0.3 million and $2.0 million, respectively, (iii) legal settlement reserves of $1.0 million and $26.0 million, respectively, associated with a government investigation assumed in the Odyssey acquisition, and (iv) acquisition and integration costs of $0.6 million and $7.9 million, respectively, primarily relating to the acquisition of Odyssey HealthCare, Inc.

For the fourth quarter of 2010, the Company recorded (i) restructuring costs of $2.7 million and (ii) acquisition and integration costs of $2.6 million, primarily relating to the acquisition of Odyssey HealthCare, Inc.

The charges for the full year 2010 included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods, (iii) restructuring costs of $6.3 million and (iv) acquisition and integration costs of $26.0 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	4th Quarter		Fiscal Year
	2011	2010	2011	2010
Home Health	$7.4	$2.1	$7.7	$11.8
Hospice	2.2	0.1	3.7	0.3
Corporate expenses	4.7	3.1	37.7	33.9

Total	$14.3	$5.3	$49.1	$46.0

6.	Interest expense and other, net for fiscal 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its senior secured credit agreement.

7.	During the third quarter of 2011, the Company performed an impairment test of its goodwill, intangibles and other long-lived assets in response to changes in our business climate, uncertainties around Medicare reimbursement as the federal government works to reduce the federal deficit as well as a significant decline in the price of the Company’s common stock during the quarter. The Company’s impairment test indicated that goodwill and certain identifiable intangibles assets had carrying values that exceed the estimated fair values of those assets. In addition, the Company finalized its review of alternatives to replacing various field operating systems. As such, the Company recorded non-cash impairment charges of approximately $643.3 million for 2011.

8.	Dividend income for fiscal 2011 represents a 12% cumulative preferred dividend received in connection with the sale of the Company’s preferred investment in CareCentrix in 2011.

9.	The Company’s effective tax rate relating to its continuing operations was a tax provision of 40.5% and 39.7% for the fourth quarter and full year 2011, respectively, as compared to a tax provision of 32.2% and 38.5% for the fourth quarter and full year 2010, respectively.

During year 2010, the Company recorded certain non-deductible transaction costs related to the Odyssey acquisition and changes in Odyssey tax reserves subsequent to the acquisition closing date. In addition, the Company recorded additional capital loss and valuation allowance associated with a CareCentrix legal settlement. Excluding the impact of these items, the Company’s effective tax rate relating to its continuing operations for the fourth quarter and full year 2010 would have been 32.6% and 38.9%, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission, including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.

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